The following table lists subsidiaries of the Registrant and certain other corporate entities in which the Registrant owns an interest:

                                                Jurisdiction of   Percentage Ownership
Name of Corporation                             Organization         by the Registrant
- ----------------------------                    -------------     --------------------
SUBSIDIARIES INCLUDED IN CONSOLIDATED
FINANCIAL STATEMENTS AT MARCH 31, 1996:

Vista Vision S.p.A.                             Italy                73.59%
ConVista Vision B.V.                            The Netherlands     100   %
Vista Vision Scandinavia AB                     Sweden              100   % (Note 1)

REGIONAL JOINT VENTURES IN WHICH THE
REGISTRANT OWNS AN INVESTMENT INTEREST:

Vista Laser Centers of Michigan, Inc.           Nevada               46.15% (Note 2)
Vista Laser Centers of the Northeast, Inc.      Nevada              100   % (Note 2)
Vista Laser Centers of the Northwest, Inc.      Nevada               51.06% (Note 2)
Vista Laser Centers of the Pacific, Inc.        Nevada               38.52% (Note 2)
Vista Laser Centers of the Southwest, Inc.      Nevada               47.68% (Note 2)

DISCONTINUED OPERATIONS
OR ABANDONED INVESTMENTS:

Vista Vision International Ltd.                 United Kingdom      100%    (Note 3)
Precision Laser Eye Centres Ltd.                United Kingdom       50%    (Note 3)
Medical Development Resources, Inc.             Delaware             40%    (Note 4)

___________________________________
Note 1: 100% of the capital stock in Vista Vision Scandinavia AB is owned by ConVista Vision B.V. 51% of the capital stock in Vista Vision Scandinavia AB has been pledged as collateral to secure obligations of the Registrant under $277,777 in principal amount of 12% convertible promissory notes due on June 15, 1998.

Note 2: Percentage interest in this entity is based on fully-diluted common stock, assuming the conversion into common stock of all outstanding preferred shares and convertible notes and the exercise of all outstanding warrants and stock options. The Registrant has granted irrevocable proxies to vote all of its voting shares in favor of third parties and anticipates that its percentage equity interest will be reduced in the future by additional equity financings.

Note 3: In June 1995 the operations of Precision Laser Eye Centres Ltd., 50% owned by Vista Vision International Ltd., a 100% holding company of the Registrant, were closed and the Registrant has written-off its investment in these subsidiaries.

Note 4: In July 1995 the Registrant terminated all executory agreements and rescinded all prior transactions with Medical Development Resources, Inc. and its subsidiaries and their respective stockholders and creditors. After giving effect to those actions, and based on the last information disclosed to the Registrant, the Registrant's percentage ownership of Medical Development Resources, Inc. is believed to be approximately 40%. The Registrant has written-off its investments in Medical Development Resources, Inc. and its subsidiaries and exercises no influence or control as to their operations.